Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS THIRD QUARTER 2011 RESULTS

Littleton, CO – November 10, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the third quarter ended September 30, 2011.

THIRD QUARTER 2011 FINANCIAL HIGHLIGHTS

•	Total revenues increased 76% to $13.2 million from $7.5 million in the third quarter of 2010, primarily due to recognition of Refined Coal (“RC”) revenues.

•	Gross margin was $7.2 million, or 54% of revenues, compared to $5.8 million, or 78% of revenues, in the third quarter of 2010.

•	Operating income improved to $3.5 million from an operating loss of $5.2 million in the third quarter of 2010.

•	Net loss narrowed to $3.8 million, or $0.50 per diluted share, from $5.8 million, or $0.78 per diluted share, in third quarter of 2010.

•

The third quarter of 2011 included $193,000 of R&D costs associated with M45 technology, $2.2 million arbitration expenses, and $0.9 million interest expense; there were no such expenses recorded in the third quarter of 2010.

•	The third quarter of 2011 included $0.8 million non-routine litigation related legal expenses. The third quarter of 2010 included $8.9 million of non-routine litigation related legal expenses

•	Cash and cash equivalents of $9.6 million at September 30, 2011.

OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Michael D. Durham, President and CEO of ADA commented, “Each of our three segments reported quarter-over-quarter improvements in revenues, led by the continuing, impactful results generated by our two RC facilities placed in operation in the second quarter of 2010. These facilities qualify for the Section 45 tax credits of $6.33 per ton of RC available over the next eight years. In the third quarter of 2011, these two RC facilities contributed $6.7 million in revenues and $5.7 million in gross margin. Although RC is the current core technology focus of our business, we strongly believe that our portfolio of emission control technologies will enable our energy industry customers to comply with increasingly stringent government regulations.”

ADA-ES News Release

November 10, 2011

Refined Coal

Dr. Durham continued, “In September we successfully demonstrated a new patent-pending technology for producing RC. This new technology, called M45, expands our market for RC beyond the patented and currently operating CyClean technology, which is limited to cyclone boilers. During full-scale tests, M45 achieved greater than 20% reduction in emissions of NOx and greater than 40% reduction in mercury emissions. In November, we signed a non-binding term sheet granting an exclusive license of M45 to our CyClean joint-venture, Clean Coal Solutions, LLC (“Clean Coal”). With this license, Clean Coal can offer customers the M45 technology and CyClean, both of which qualify for IRS Section 45 tax credits of over $6.33 per ton of RC. We believe that licensing this technology to Clean Coal, and leveraging the talented, proven team they have assembled, will enable us to optimize the opportunity to fabricate, install and place-in-service up to 6 M45 systems by year-end.”

During the third quarter, Clean Coal installed 8 of a planned 20 total CyClean facilities at power plants burning an aggregate of over 15 million tons of coal per year. The remaining facilities are expected to be installed and operations demonstrated in the fourth quarter. These facilities must be placed in service by year-end to qualify for the Section 45 Tax Credits of $6.33 per ton of RC available over the next ten years.

Emission Control

Emission Control revenues increased by 21% to $3.1 million in the third quarter of 2011 from $2.6 million in the third quarter of 2010, primarily due to increased consulting work, offset by a decline in Activated Carbon Injection (“ACI”) system revenues.

Dr. Durham noted, “Consulting revenues are expected to comprise the greatest percentage of total Emission Control revenues for the final quarter of 2011 as utilities continue to analyze the impact of the Mercury and Air Toxics Standards proposal (“MATS”). As of September 30, 2011, ADA had contracts in progress for work related to the Emission Control segment totaling approximately $3.5 million, up from $2.1 million at June 30, 2011. Of the $3.5 million, ADA expects to recognize approximately 35% of this amount during the fourth quarter of 2011, with the balance to be completed and realized in 2012. ACI system revenues totaled $0.9 million in the third quarter of 2011 compared to $1.2 million in the comparable period of 2010. In the near term, we expect ACI Systems sales to remain static until utilities, cement plants and industrial boilers start to place orders in response to these new Federal MACT regulations. To date, ADA has installed or is in the process of installing ACI systems controlling mercury emissions from 55 coal-fired electric generated unit boilers.

Dr. Durham continued, “The MATS is scheduled to be finalized on December 16, 2011, and we expect that its implementation will expand the market opportunity for ACI systems to approximately $500-600 million, or 400-600 new systems over the next three years. We believe that we are well positioned to capitalize on this opportunity, given our 35% market share of installed / installation-in-progress ACI systems at coal-fired power plants across the country and the network of industry contacts we have developed.

“Regarding our exclusive licensing agreement with Arch Coal which provides ADA with royalties of up to $1 per ton for the premium Arch receives from sales of the enhanced coal, we recognized $333,000 of the $2.0 million license fee in the third quarter. Although we are delaying testing of this technology to customers with different plant equipment configurations in order to focus our resources on our RC systems with the pending year-end deadline, we expect to resume these tests later this year and in 2012. We believe that this schedule provides sufficient time to grow this business as the national mercury control market expands through 2015.”

ADA-ES News Release

November 10, 2011

CO2 Capture

CO2 Capture revenues increased by 109% to $977,000 in the third quarter of 2011 from $467,000 in the comparable prior year period, due primarily to an increase in activities associated with the previously announced DOE contract. As of September 30, 2011, ADA had outstanding DOE contracts, including anticipated industry cost share in progress, of approximately $16.9 million. The Company expects to recognize approximately $735,000 from these contracts during the remainder of 2011 and the balance in 2012 through 2014.

Dr. Durham went on to say, “Our development work continues on our $19 million phase II project to develop clean coal technology to capture CO2 from coal-fired power plants and industrial sources. Our recent tests have shown that this solid-sorbent technology offers the potential to significantly reduce the amount of energy required to capture CO2 when compared to competing technologies. Once the commercial market develops from Climate Change legislation, we expect to profit from the production and sale of proprietary solid-sorbents that are key to this promising, energy efficient technology.”

BALANCE SHEET HIGHLIGHTS

As of September 30, 2011, ADA had cash and cash equivalents totaling $9.6 million compared to $9.7 million at year-end 2010. ADA had a working capital deficit of $12.0 million as of September 30, 2011 compared to working capital of $10.1 million at December 31, 2010. This decline was primarily due to payments made related to the Norit matter, partially offset by proceeds from the sale of an effective 15% interest in the equity of Clean Coal to an affiliate of The Goldman Sachs Group, Inc. At September 30, 2011, approximately $7.9 million had been drawn on Clean Coal’s $15 million line of credit and ADA’s shareholders’ equity was approximately $1.9 million.

In October 2011, ADA completed the public sale of two million shares of common stock and received net proceeds of $28.4 million. ADA has also granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of common stock offered in the public offering to cover over-allotments, if any, which would result in additional net proceeds of approximately $4.3 million, if exercised in full. This option expires on November 28, 2011.

The proceeds from this public sale are not reflected in ADA’s balance sheet at September 30, 2011.

CONCLUDING REMARKS & OUTLOOK

Dr. Durham concluded, “We are very pleased with both the continuing contributions of our core RC technology, and with the success of our initiatives to commercialize a broader range of patented and patent-pending solutions to reduce mercury and other toxic pollutants. These include commercial systems to inject dry alkali sorbents (“DSI systems”) for control of acid gases such as SO3 and HCl as well as for control of the criteria pollutant, SO2. Our ACI systems, RC technology, and DSI systems provide effective, low cap-ex solutions for utilities concerned about meeting the EPA regulations.

“We are optimistic about the remainder of 2011 and 2012 as we continue to address our growing end markets.”

ADA-ES News Release

November 10, 2011

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Thursday, November 10, 2011. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented and patent-pending refined coal technologies, CyClean and M45, to enhance combustion of and reduce emissions from burning coals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding future contracts, projects, demonstrations and technologies; amount and timing of revenues, earnings, operating income, cash flows and other financial measures; our ability to capitalize on and expand our business to meet opportunities in our target markets and profit from our proprietary technologies; timelines for our projects; scope, timing and impact of current and anticipated regulations and legislation; future supply and demand; the number of refined coal facilities to be installed by year end and the amount of refined coal capable of being produced from such facilities; the benefits of licensing our M45 technology to CCS; the ability of our emission control technologies to assist our customers in complying with government regulations; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of regulations and any legal challenges to them; impact of

ADA-ES News Release

November 10, 2011

competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to satisfactorily resolve outstanding indemnity obligations relating to the Norit arbitration; our inability to ramp up operations to effectively address expected growth in our target markets; failure of CCS’ leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the leases for such facilities; decreases in the production of refined coal by the lessee; seasonality; failure to build or monetize new CyClean and M45 facilities to meet the Section 45 tax credit placed-in-service date; issues arising out of CCS’s due diligence review of the M45 technology and our inability to address those concerns or negotiate, execute and close on definitive agreements; availability of raw materials and equipment for our businesses; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan
www.adaes.com	(212) 836-9608
DSullivan@equityny.com

ADA-ES News Release

November 10, 2011

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Emission control	$3,095	$2,551	$6,837	$7,215
CO2 capture	977	467	1,894	1,607
Refined coal	9,160	4,491	19,994	4,491

Total revenues	13,232	7,509	28,725	13,313
Cost of Revenues:
Emission control	1,955	1,334	3,753	4,355
CO2 capture	636	191	1,201	599
Refined coal	3,487	158	4,075	1,170

Total cost of revenues	6,078	1,683	9,029	6,124

Gross Margin	7,154	5,826	19,696	7,189
Other Costs and Expenses:
General and administrative	2,932	10,470	14,596	21,225
Research and development	506	258	1,396	639
Depreciation and amortization	216	300	608	839

Total expenses	3,654	11,028	16,600	22,703

Operating Income (Loss)	3,500	(5,202)	3,096	(15,514)
Other Income (Expense):
Net equity in net loss from unconsolidated entities	(2,050)	(2,389)	(5,761)	(5,138)
Other income including interest	71	200	2,161	2,010
Interest expense	(889)	—	(889)	—
Arbitration award	(2,182)	—	(41,684)	—

Total other income (expense)	(5,050)	(2,189)	(46,173)	(3,128)

Loss from Continuing Operations Before Income Tax Benefit and Non-controlling Interest	(1,550)	(7,391)	(43,077)	(18,642)
Income Tax Benefit	792	3,489	17,361	7,189

Net Loss Before Non-controlling Interest	(758)	(3,902)	(25,716)	(11,453)
Non-controlling Interest	(3,053)	(1,921)	(7,888)	(900)

Net Loss Attributable to ADA-ES, Inc.	$(3,811)	$(5,823)	$(33,604)	$(12,353)

Net Loss Per Common Share – Basic and Diluted Attributable to ADA-ES, Inc.	$(0.50)	$(0.78)	$(4.41)	$(1.68)

Weighted Average Common Shares Outstanding	7,661	7,455	7,621	7,359

Weighted Average Diluted Common Shares Outstanding	7,661	7,455	7,621	7,359

See accompanying notes to Company’s 10-Q.

ADA-ES News Release

November 10, 2011

ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,581	$9,696
Receivables, net of allowance for doubtful accounts	13,350	9,066
Investment in securities	505	505
Notes receivable	—	1,580
Prepaid expenses and other	2,183	603

Total current assets	25,619	21,450

Property and Equipment, at cost	18,520	8,041
Less accumulated depreciation and amortization	(3,847)	(3,235)

Net property and equipment	14,673	4,806

Goodwill, net of amortization	435	435
Intangible assets, net of amortization	334	260
Investment in unconsolidated entities	8,260	14,021
Deferred taxes and other assets	26,633	15,696

Total other assets	35,662	30,412

Total Assets	$75,954	$56,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,375	$3,646
Accrued payroll and related liabilities	2,652	1,852
Line of credit	7,887	—
Deferred revenues and deposits	12,389	5,639
Accrued expenses and other liabilities	565	244
Accrued settlement award and related liability	3,703	—

Total current liabilities	37,571	11,381

Long-term Liabilities:
Accrued indemnity	29,987	27,411
Accrued warranty and other liabilities	6,511	4,432

Total long-term liabilities	36,498	31,843

Total liabilities	74,069	43,224

Commitments and Contingencies
Stockholders’ Equity:
ADA-ES, Inc. stockholders’ equity (deficit)
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 7,668,235 and 7,538,861 shares issued and outstanding, respectively	59,737	39,627
Accumulated deficit	(61,822)	(28,218)

Total ADA-ES, Inc. stockholders’ equity (deficit)	(2,085)	11,409
Non-controlling interest	3,970	2,035

Total Stockholders’ Equity	1,885	13,444

Total Liabilities and Stockholders’ Equity	$75,954	$56,668

See accompanying notes to Company’s Form 10-Q.